EXHIBIT 99.1
NEWS RELEASE
Cleveland-Cliffs Reports Second-Quarter 2026 Results

CLEVELAND—July 23, 2026—Cleveland-Cliffs Inc. (NYSE: CLF) today reported second-quarter results for the period ended June 30, 2026.
Second-Quarter Consolidated Results
•Revenues of $5.2 billion, a $300 million increase from the prior quarter
•Operating cash flow of $230 million
•GAAP net loss of $134 million and adjusted net loss1 of $115 million
•Adjusted EBITDA2 of $286 million, a $191 million increase from the prior quarter
•GAAP net loss of $0.25 per diluted share and adjusted net loss1 of $0.20 per diluted share
•Liquidity of $3.1 billion as of June 30, 2026
Second-quarter 2026 consolidated revenues were $5.2 billion, compared to $4.9 billion in the first quarter of 2026.
For the second quarter of 2026, the Company recorded a GAAP net loss of $134 million, or $0.25 per diluted share, with an adjusted net loss1 of $0.20 per diluted share. This compares to a first quarter 2026 GAAP net loss of $229 million, or $0.42 per diluted share, with an adjusted net loss1 of $0.40 per diluted share.
For the second quarter of 2026, the Company reported Adjusted EBITDA2 of $286 million, a $191 million improvement compared to Adjusted EBITDA2 of $95 million recorded in the first quarter of 2026.
Cliffs’ Chairman and CEO, Lourenco Goncalves, said: “The second quarter marked another step in returning to the earnings power this company is capable of and has demonstrated in the past. Even with extended maintenance outages in April and May, our second quarter adjusted EBITDA tripled from the Q1 level and Q3 adjusted EBITDA is expected to more than double Q2. As previously foreshadowed, we returned to positive free cash flow during Q2 and have begun reducing our debt, a trend that will continue in a more meaningful way for the foreseeable future."

Mr. Goncalves added: "The domestic market remains strong as ongoing global tensions continue to underscore the importance of having a thriving domestic steel industry. Demand continues to improve, imports remain subdued, and lead times are extending further. Our automotive volumes remained strong during the quarter and will increase further in Q3, helping to further absorb fixed costs as our finishing lines operate at higher utilization rates. In addition, we are beginning to see meaningful improvement in the Canadian market, positioning Stelco to return to generating significant earnings."

Mr. Goncalves concluded: "Looking ahead, we have clear visibility into the continuous earnings improvement that began during the first half of the year. With average selling prices, volumes, and costs all moving in the right direction, our second-half earnings performance should be our strongest since 2021 as Q4 EBITDA is currently expected to even further exceed our Q3 guidance. We expect to finish the year on a positive note and enter 2027 with significant momentum and additional opportunities for upside, including the higher reset of fixed price contracts and much improved profits in Canada. With where our outlook stands today, we would expect to reach our leverage target of under 2.5x debt to EBITDA by this time next year."

Steelmaking Segment Results

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
	2026	2025	2026	2025	Mar. 31, 2026
External Sales Volumes - In Thousands
Steel Products (net tons)	4,025	4,290	8,133	8,430	4,108
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$1,124	$1,015	$1,086	$998	$1,048
Operating Results - In Millions
Revenues	$5,052	$4,771	$9,809	$9,238	$4,757
Cash cost of goods sold	(4,703)	(4,633)	(9,324)	(9,249)	(4,621)
Cash margin	349	138	485	(11)	136
Depreciation, depletion, and amortization	(236)	(366)	(467)	(622)	(231)
Gross margin	$113	$(228)	$18	$(633)	$(95)

Second-quarter 2026 steel product sales volumes of 4.0 million net tons consisted of 45% hot-rolled, 31% coated, 15% cold-rolled, 4% plate, 4% stainless and electrical, and 1% other.
Steelmaking revenues of $5.1 billion included $1.6 billion, or 33%, of sales to the distributors and converters market; $1.5 billion, or 29%, of direct sales to the automotive market; $1.4 billion, or 28%, of sales to the infrastructure and manufacturing market; and $526 million, or 10%, of sales to steel producers.
Liquidity
As of June 30, 2026, the Company had $3.1 billion in total liquidity.

Outlook
The Company expects third-quarter 2026 adjusted EBITDA2 to be approximately $575 million. Additional outlook details can be found on page 10 of the earnings presentation published this morning on clevelandcliffs.com/investors.
Additionally, the Company maintains the following previously guided expectations for the full-year 2026, including:
•Steel shipment volumes maintained at approximately 16.5-17.0 million net tons
•Capital expenditures maintained at approximately $700 million
•Selling, general and administrative expenses maintained at approximately $575 million
•Depreciation, depletion and amortization maintained at approximately $1.1 billion
•Cash Pension and OPEB payments and contributions maintained at approximately $125 million
Cleveland-Cliffs Inc. will host a conference call this morning, July 23, 2026, at 8:30 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com.
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is a leading North America-based steel producer with focus on value-added sheet products, particularly for the automotive industry. The Company is vertically integrated from the mining of iron ore, production of pellets and direct reduced iron, and processing of ferrous scrap through primary steelmaking and downstream finishing, stamping, tooling, and tubing. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 25,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Investors are cautioned not to place undue reliance on forward-looking statements. Uncertainties and risk factors that could affect our future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: continued volatility of steel, scrap metal and iron ore market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity and production, prevalence of steel imports and reduced market demand; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; risks related to U.S. and Canadian government actions and other countries' reactions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of extensive governmental regulation, including actual and potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business, or to repurchase our common shares; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws; risks and uncertainties related to our ability to realize the anticipated synergies or other expected benefits of any acquisitions, including the acquisition of Stelco, any potential transaction arising out of our Memorandum of Understanding with POSCO and completing any proposed asset divestiture transactions; challenges to successfully implementing our business strategy to achieve operating results in line with our guidance; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property-related matters, labor and employment matters, mineral royalty disputes, or suits involving legacy operations and other matters; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, water, critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, other alloys, coke and metallurgical coal, and critical manufacturing equipment and spare parts, including as a result of geopolitical conflicts; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials and spare parts to us; our ability to implement strategic or sustaining capital projects on time and on budget; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of our or third parties' sensitive or essential business or personal information and the inability to access or control systems; emerging risks related to the adoption and regulation of artificial intelligence, including our ability to achieve the expected benefits of our adoption of information technology platforms that use artificial intelligence; liabilities and costs arising in connection with business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with resuming production at any previously idled operating facility or mine; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; uncertainties associated with our ability to meet customers’ and suppliers’ decarbonization goals and reduce our emissions in alignment with our own announced targets; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, option, easement or other possessory interest for any mining property; our ability to complete technical and economic studies to determine the potential for economic extraction of rare earth minerals at our mining properties, and the risk that rare-earth extraction at our properties may not be economically viable; our ability to maintain satisfactory labor relations with unions and our employees; unanticipated or higher costs associated with pension and other postretirement benefits obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations, including for multiemployer plan withdrawal liability; uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.

For additional factors affecting the business of Cliffs, refer to Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2025, and other filings with the U.S. Securities and Exchange Commission.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Director, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended June 30,			Six Months Ended June 30,		Three Months Ended
(In millions, except per share amounts)	2026	2025		2026	2025	Mar. 31, 2026
Revenues	$5,226	$4,934		$10,148	$9,563	$4,922
Operating costs:
Cost of goods sold	(5,094)	(5,146)		(10,098)	(10,171)	(5,004)
Selling, general and administrative expenses	(154)	(137)		(279)	(270)	(125)
Restructuring and other charges	(3)	(86)		(3)	(89)	—
Asset impairment	—	(39)	-39000000	—	(39)	—
Miscellaneous – net	(24)	(27)		(30)	(38)	(6)
Total operating costs	(5,275)	(5,435)		(10,410)	(10,607)	(5,135)
Operating loss	(49)	(501)		(262)	(1,044)	(213)
Other income (expense):
Interest expense, net	(156)	(149)		(304)	(289)	(148)
Net periodic benefit credits other than service cost component	64	43		128	100	64
Changes in fair value of derivatives, net	(12)	(15)		(22)	(24)	(10)
Other non-operating expense	1	1		1	1	—
Total other expense	(103)	(120)		(197)	(212)	(94)
Loss from continuing operations before income taxes	(152)	(621)		(459)	(1,256)	(307)
Income tax benefit	20	148		101	297	81
Loss from continuing operations	(132)	(473)		(358)	(959)	(226)
Loss from discontinued operations, net of tax	(2)	—		(5)	—	(3)
Net loss	(134)	(473)		(363)	(959)	(229)
Net income attributable to noncontrolling interests	(11)	(13)		(19)	(25)	(8)
Net loss attributable to Cliffs shareholders	$(145)	$(486)		$(382)	$(984)	$(237)

Loss per common share attributable to Cliffs shareholders - basic
Continuing operations	$(0.25)	$(0.98)		$(0.66)	$(1.99)	$(0.42)
Discontinued operations	—	—		(0.01)	—	—
	$(0.25)	$(0.98)		$(0.67)	$(1.99)	$(0.42)

Loss per common share attributable to Cliffs shareholders - diluted
Continuing operations	$(0.25)	$(0.98)		$(0.66)	$(1.99)	$(0.42)
Discontinued operations	—	—		(0.01)	—	—
	$(0.25)	$(0.98)		$(0.67)	$(1.99)	$(0.42)

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

(In millions)	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$70	$57
Accounts receivable, net	2,044	1,442
Inventories	4,525	4,772
Other current assets	175	164
Total current assets	6,814	6,435
Non-current assets:
Property, plant and equipment, net	9,239	9,481
Goodwill	1,784	1,814
Intangible assets, net	1,063	1,135
Pension and OPEB assets	547	469
Other non-current assets	668	678
TOTAL ASSETS	$20,115	$20,012
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,159	$1,893
Accrued employment costs	509	517
Accrued expenses	378	396
Other current liabilities	560	496
Total current liabilities	3,606	3,302
Non-current liabilities:
Long-term debt	7,703	7,253
Pension and OPEB liabilities	617	655
Deferred income taxes	300	375
Asset retirement and environmental obligations	695	682
Other non-current liabilities	1,376	1,422
TOTAL LIABILITIES	14,297	13,689
TOTAL EQUITY	5,818	6,323
TOTAL LIABILITIES AND EQUITY	$20,115	$20,012

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2026	2025	2026	2025
OPERATING ACTIVITIES
Net loss	$(134)	$(473)	$(363)	$(959)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	262	393	521	675
Pension and OPEB credits	(56)	(34)	(111)	(82)
Deferred income taxes	(17)	(150)	(102)	(303)
Restructuring and other charges	3	86	3	89
Asset impairments	—	39	—	39
Other	73	1	130	63
Changes in operating assets and liabilities:
Accounts receivable, net	(166)	24	(607)	(199)
Inventories	55	214	229	396
Income taxes	(2)	3	2	10
Pension and OPEB payments and contributions	(22)	(30)	(73)	(73)
Payables, accrued employment and accrued expenses	236	(57)	277	5
Other, net	(2)	29	(1)	33
Net cash provided (used) by operating activities	230	45	(95)	(306)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(157)	(112)	(309)	(264)
Other investing activities	31	1	43	8
Net cash used by investing activities	(126)	(111)	(266)	(256)
FINANCING ACTIVITIES
Proceeds from issuance of senior notes	—	—	—	850
Borrowings (repayments) under ABL Facility, net	(63)	122	444	(183)
Debt issuance costs	—	(1)	—	(14)
Other financing activities	(16)	(53)	(69)	(86)
Net cash provided (used) by financing activities	(79)	68	375	567
Net increase in cash and cash equivalents	25	2	14	5

Cash, cash equivalents, and restricted cash at beginning of period	52	63	63	60
Effect of exchange rate changes on cash	(1)	3	(1)	3
Cash, cash equivalents, and restricted cash at end of period	76	68	76	68

Restricted cash	(6)	$(7)	(6)	$(7)

Cash and cash equivalents at end of period	$70	$61	$70	$61

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE RECONCILIATION

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented adjusted net income (loss) attributable to Cliffs shareholders and adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of certain non-recurring and/or non-cash items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
(In millions)	2026	2025	2026	2025	Mar. 31, 2026
Net loss attributable to Cliffs shareholders	$(145)	$(486)	$(382)	$(984)	$(237)
Adjustments:
Idled facilities credits (charges)A	(5)	(323)	5	(367)	10
Currency exchange	(19)	48	(33)	46	(14)
Changes in fair value of derivatives, net	(12)	(15)	(22)	(24)	(10)
Gain (loss) on disposal of assets, net	2	(2)	9	(4)	7
Amortization of inventory step-up	—	(1)	—	6	—
Severance	—	(19)	(1)	(20)	(1)
Other, net	(4)	—	(9)	(1)	(5)
Income tax effect	8	76	12	89	4
Adjusted net loss attributable to Cliffs shareholders	$(115)	$(250)	$(343)	$(709)	$(228)

Loss per common share attributable to Cliffs shareholders - diluted	$(0.25)	$(0.98)	$(0.67)	$(1.99)	$(0.42)
Adjusted loss per common share attributable to Cliffs shareholders - diluted	$(0.20)	$(0.51)	$(0.60)	$(1.43)	$(0.40)

A Primarily includes asset impairments, accelerated depreciation, employee-related costs and asset retirement obligation charges

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of certain non-recurring and/or non-cash items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below. We are unable to reconcile, without unreasonable effort, our expected adjusted EBITDA for the third quarter of 2026 to its most directly comparable GAAP financial measure, net income, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability. For the same reasons, we are unable to address the probable significance of the unavailable information.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
(In millions)	2026	2025	2026	2025	Mar. 31, 2026
Net loss	$(134)	$(473)	$(363)	$(959)	$(229)
Less:
Interest expense, net	(156)	(149)	(304)	(289)	(148)
Income tax benefit	20	148	101	297	81
Depreciation, depletion and amortization	(262)	(393)	(521)	(675)	(259)
Total EBITDA	$264	$(79)	$361	$(292)	$97
Less:
EBITDA from noncontrolling interests	16	20	31	38	15
Idled facilities credits (charges)	(5)	(204)	5	(248)	10
Currency exchange	(19)	48	(33)	46	(14)
Changes in fair value of derivatives, net	(12)	(15)	(22)	(24)	(10)
Gain (loss) on disposal of assets, net	2	(2)	9	(4)	7
Amortization of inventory step-up	—	(1)	—	6	—
Severance	—	(19)	(1)	(20)	(1)
Other, net	(4)	—	(9)	(1)	(5)
Total Adjusted EBITDA	$286	$94	$381	$(85)	$95

EBITDA from noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$11	$13	$19	$25	$8
Depreciation, depletion and amortization	5	7	12	13	7
EBITDA from noncontrolling interests	$16	$20	$31	$38	$15